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                     May 1, 2023

       Willian M. Brown
       Chief Financial Officer
       Andretti Acquisition Corp.
       7615 Zionsville Road
       Indianapolis, IN 46268

                                                        Re: Andretti
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 22,
2023
                                                            File No. 001-41218

       Dear Willian M. Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation